GREENLIGHT CAPITAL RE, LTD.
ANNOUNCES DATE OF
ANNUAL MEETING OF SHAREHOLDERS

GRAND CAYMAN, Cayman Islands – January 12, 2021 - Greenlight Capital Re, Ltd. (Nasdaq: GLRE) (“Greenlight Re” or the “Company”), a specialist property and casualty reinsurance company headquartered in the Cayman Islands, has established May 4, 2021 as the date for its 2021 annual general meeting of shareholders (the “Annual Meeting”). The time and location of the Annual Meeting will be set forth in the Company’s proxy materials.

Greenlight Re’s shareholders of record at the close of business on March 12, 2021, will be entitled to notice of the Annual Meeting and to vote upon matters considered at the Annual Meeting.

Greenlight Re will send the notice of the Annual Meeting with the voting instruction form to shareholders of record, along with instructions on how to access materials online that contain important information about the Annual Meeting and the matters to be considered.

About Greenlight Capital Re, Ltd.
Established in 2004, Greenlight Re (www.greenlightre.com) is a Nasdaq listed company with specialist property and casualty reinsurance companies based in the Cayman Islands and Ireland. Greenlight Re provides risk management products and services to the insurance, reinsurance and other risk marketplaces. The Company focuses on delivering risk solutions to clients and brokers by whom Greenlight Re's expertise, analytics and customer service offerings are demanded. With an emphasis on deriving superior returns from both sides of the balance sheet, Greenlight Re manages its assets according to a value-oriented equity-focused strategy that supports the goal of long-term growth in book value per share.
Forward Looking Statements
This news release contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company. These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophes, regulatory and legal uncertainties and other factors described in our Form 10-K and Amendment

No. 1 to Form 10-K filed with the Securities Exchange Commission on April 29, 2020. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as provided by law.
For further information contact:
Investor Relations:
Adam Prior
The Equity Group Inc.
(212) 836-9606
IR@greenlightre.ky